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EXHIBIT 10.28

REVOLVING PROMISSORY NOTE

$100,000,000	Dallas, Texas	November 15, 2006

        FOR VALUE RECEIVED, CLEAN ENERGY FUELS CORP., a Delaware corporation ("Maker"), promises to pay to the order of the BOONE PICKENS, an individual residing in Dallas County, Texas ("Payee"), by payment in immediately available funds and or in lawful money of the United States of America, the principal sum of ONE HUNDRED MILLION AND NO/100 DOLLARS ($100,000,000.00)or, if greater or less, the aggregate unpaid principal amount of advances made under this note by Payee to Maker, together with interest on the unpaid principal balance of this note from time to time outstanding until maturity at the lesser of (i) the Stated Rate (as hereinafter defined) and (ii) the Highest Lawful Rate (as hereinafter defined), provided, that for the full term of this note the interest rate produced by the aggregate of all sums paid or agreed to be paid to the holder of this note for the use, forbearance or detention of the debt evidenced hereby shall not exceed the Highest Lawful Rate (as hereinafter defined).

        1.    Definitions.    As used in this note, the following terms shall have the respective meaning indicated:

          (a)   "Business Day" means a day when banks are open for business in Dallas, Texas.

          (b)   "Chapter One" means Chapter One of Title 79 Texas Revised Civil Statutes, 1925, as amended.

          (c)   "Contracts" means those futures contracts described on Schedule 1 attached hereto entered into by Maker and Sempra Energy Trading Corp. as counterparty.

          (d)   "Debt" means the indebtedness evidenced by this note and the indebtedness to the Payee incurred under or evidenced by the Loan Documents (as hereinafter defined).

          (e)   "Highest Lawful Rate" means the maximum non-usurious rate of interest permitted on the execution date hereof by whichever of applicable federal or Texas laws permit the higher maximum non-usurious interest rate. If Chapter One establishes the Highest Lawful Rate, the Highest Lawful Rate shall be the "indicated rate ceiling" (as defined in Chapter One).

          (f)    "Loan Documents" means any and all documents and instruments now or hereafter evidencing, securing or guaranteeing all or any part of the indebtedness evidenced by this note.

          (g)   "Maturity Date" means the earlier to occur of (i) the expiration or termination of all of the Contracts or (ii) November 30, 2011, as the same may hereafter be accelerated pursuant to the provisions of this note or any of the other Loan Documents.

          (h)   "Stated Rate" means the "Prime Rate" as announced from time to time by Plains Capital Bank plus one percent (1.0%). If the Prime Rate referred to above changes after the date hereof, the Base Rate shall be automatically increased or decreased, as the case may be, without notice to Maker from time to time as of the effective time of each change in such Prime Rate.

        2.    Purpose of Loan.    Maker has heretofore made initial margin deposits of $9,500,000 to secure the Contracts (the "Initial Margin"). It is contemplated that advances under this Note shall be made solely for the purpose of satisfying maintenance margin requirements under the Contracts in excess of the Initial Margin (herein called "Maintenance Margin"); provided, however, that Payee in sole discretion may elect to make advances hereunder to satisfy Initial Margin requirements under the Contracts so long as the total amount of advances made hereunder does not exceed the face amount of this note.

        3.    Computation of Interest.    Interest on the amount of each advance against this note shall be computed on the amount of that advance and from the date it is made. Such interest shall be computed for the actual number of days clasped in the applicable calendar year in which accrued.

        4.    Payments of Principal Interest.

          (a)   Mandatory Prepayments. Upon the expiration or early termination and settlement of any Contract (herein called a "Settled Contract"), Maker shall apply (i) all Initial Margin amounts, if any, advanced under Paragraph 2 above and (ii) all Maintenance Margin amounts returned to Maker in connection with any such Settled Contract as a mandatory prepayment against the outstanding principal balance of this note. Any mandatory prepayment from returned margin on a Settled Contract made in or after December 27, 2007 shall permanently reduce the available credit under this note. To the extent a counterparty to any Contract returns Maintenance Margin to Maker that was originally posted by Maker with proceeds from any advances hereunder, Maker shall apply the full amount of such returned Maintenance Margin as a mandatory prepayment against the outstanding principal balance of this note.

          (b)   Payment of Interest. Interest on this note shall be due and payable quarterly as it accrues, on the last day of each calendar quarter, beginning on December 31, 2006, and continuing regularly thereafter until this note has been paid in full.

          (c)   Payment Upon Maturity. In addition to any mandatory prepayments made pursuant to paragraph (a) above, the principal of this note, together with accrued and unpaid interest on the unpaid principal balance of this note, shall be due and payable on the Maturity Date.

          (d)   If any payment provided for in this note shall become due on a day other than a Business Day, such payment may be made on the next succeeding Business Day (unless the result of such extension of time would be to extend the date for suck payment into another calendar month or beyond the Maturity Date, and in either such event such payment shall be made on the Business Day immediately proceeding the day on which such payment would otherwise have been due), and such extension of time shall in such case be included in the computation of interest on this note.

          (e)   Maker may at any time pay the full amount or any part of this note without the payment of any premium or fee. All prepayments hereon shall be applied first to the outstanding principal balance of this note and then to accrued and unpaid interest on this note. Subject to the terms of this note, Maker may borrow, repay and reborrow hereunder until the Maturity Date.

        5.    No Usury Intended; Spreading.    Notwithstanding any provision to the contrary contained in this note or any of the other Loan Documents, it is expressly provided that in no case or event shall the aggregate of (i) all interest on the unpaid balance of this note, accrued or paid on or from the date hereof and (ii) the aggregate of any other amounts accrued or paid pursuant to this note or any other Loan Documents, which under applicable laws are or may be deemed to constitute interest upon the indebtedness evidenced by this note from the date hereof, ever exceed the Highest Lawful Rate. In this connection, it is expressly stipulated and agreed that it is the intent of the Maker and the Payee to contract in strict compliance with the applicable usury laws of the State of Texas and the United State, whichever from time to time permit the higher rate of interest. In furtherance thereof, none of the terms of this note or any of the other Loan Documents shall ever be construed to create a contract to pay as consideration for the use, forbearance or detention of money, becoming liable for payment of the indebtedness evidenced by this note shall never by liable for interest in excess of the Highest Lawful Rate. If, for any reason whatever, the interest paid or received on this note during its full term produces a rate which exceeds the Highest Lawful Rate, the holder of this note shall refund to the payer or, at the holder's option, credit against the principal of this note such portion of said interest as shall be necessary to cause the interest paid on this note to produce a rate equal to the Highest Lawful Rate. All sums paid or agreed to be paid to the holder of this note for the use, forbearance or detention of the indebtedness evidenced hereby shall, to the term of this note until payment in full of the principal (including the period of any renewal or extension hereof), so that the interest hereon throughout the full term of this note shall not exceed the maximum amount permitted by applicable law. The provisions of this Section 4 shall control all agreements, whether now or hereafter existing and whether written or oral, between the Maker and the Payee.

        6.    Default.    An "Event of Default" shall exist upon the occurrence of any one or more of the following events:

          (a)   Maker shall fail to pay when due any principal of, or interest on, this note and such nonpayment shall remain outstanding for more than five (5) days after Maker receives written notice thereof from Payee:

          (b)   Maker shall (i) execute a general assignment for the benefit of Maker's creditors, or (ii) become the subject, voluntarily or involuntarily, of any bankruptcy, insolvency or reorganization proceeding, or (iii) admit in writing Maker's inability to pay Maker's debts generally as they become due, or (iv) apply for or consent to the appointment of a custodian, receiver, trustee, or liquidator of Maker or of all or a substantial part of Maker's assets, or (v) file a voluntary petition seeking protection under any debtor's relief or other insolvency law now or hereafter existing, or (vi) file an answer admitting the material allegations of, or consenting to, or default in filing an answer to, a petition filed against Maker in a bankruptcy, reorganization, or other insolvency proceedings, or (vii) institute or voluntarily be or become a party to any other judicial proceedings intended to effect a discharge of the debts of Maker, in whole or in part, or a postponement of the maturity or the collection thereof, or a suspension of any of the rights or powers of Payee granted in the Loan Documents;

          (c)   An order, judgment, or decree shall be entered by any court of competent jurisdiction appointing a custodian, receiver, trustee, or liquidator of Maker or of all or any substantial part of Maker's assets; or

          (d)   The liens, mortgages or security interests created (or purported to be created) by this note or by any other Loan Documents should become unenforceable.

        Upon the occurrence of any Event of Default, the owner or holder hereof may, at its, his or her option, exercise any or all rights, powers and remedies afforded under any of the Loan Documents, all other instruments evidencing, securing or guaranteeing this note and by law, including the right to declare the unpaid balance of principal and accrued interest on this note at once mature and payable.

        7.    No Waiver by the Payee.    No delay or omission of the Payee or any other holder hereof to exercise any power, right or remedy or shall be construed to be a waiver of the right to exercise any such power, right or remedy.

        8.    Cost and Attorneys" Fees.    If any holder of this note retains an attorney in connection with any default or to collect, enforce or defend this note or any of the Loan Documents in any lawsuit or in any probate, reorganization, bankruptcy or other proceeding, or if Maker sues any holder in connection with this note or any of the Loan Documents and does note prevail, then Maker agrees to pay to each such holder, in addition to principal and interest, all reasonable costs and expenses incurred by such holder in connection with such default or in trying to collect this note or in any such suit or proceeding, including reasonable attorneys' fees. To the extent not prohibited by applicable law, the Maker will pay all reasonable costs and expenses and reimburse the Payee for any and all reasonable expenditures of every character incurred or expended from time to time, regardless of whether or not a default shall have occurred, in connection with the Payee's evaluating, monitoring, administrating, and protecting any collateral ("Collateral") now or hereafter securing payment of this note, and creating, perfecting and realizing upon the Payee's exercising any of its rights and remedies hereunder or under any of the other Loan Documents or at law, including., without limitation, all attorneys' fees, legal expenses, court costs, auctioneer fees and other fees incurred in connection with liquidation of any Collateral and all other professional fees. Any amount to be paid hereunder by the Maker to the Payee shall be a demand obligation owing by the Maker to the Payee and shall bear interest from the date of expenditure until paid at the applicable Stated Rate.

        9.    Waivers by the Maker and Others.    Maker and any and all co-makers, endorsers, guarantors, and sureties severally waive notice (including, but not limited to, notice of intent to accelerate and notice of acceleration, notice of protest and notice of dishonor), demand, presentment for payment, protest, diligence in collecting and the filing of suit for the purpose of fixing liability and consent that the time of payment hereof may be extended and re-extended from time to time without notice to any of them. Each such person agrees that his, her or its liability on or with respect to this note shall not be affected by any release of or change in any guaranty or security at any time existing or by any failure to perfect or to maintain perfection of any lien against or security interest in any such security or that the partial or complete unenforceability of any guaranty or other surety obligation, in each case in whole or in part, with or without notice and before or after maturity.

        10.    Governing Law.    This note shall be governed by and construed in accordance with the laws of the State of Texas and the United States of America from time to time in effect. Dallas County, Texas shall be the proper place of venue for suit heron. Maker and any and all co-makers, endorsers, guarantors and sureties irrevocably agree that any legal proceeding in respect of this note or any of the other Loan Documents shall be brought in the district courts of Dallas County, Texas or the United States District Court for the Northern District of Texas.

        11.    Successor and Assigns.    This note and all the covenants and agreements contained herein shall be binding upon, and shall inure to the benefit of, the respective legal representatives, heirs, trustees, beneficiaries, successors and assigns of Maker and Payee.

        12.    Business Loans.    Maker warrants and represents to Payee and all other holders of this note that all loans evidenced by this note are and will be for business, commercial, investment or other similar purpose and not primarily for personal, family, household or agricultural use, as such terms are used in Chapter One. Advances under this note shall be made solely for the purpose of satisfying maintenance margin requirements in connection with natural gas futures contracts to which Maker is a party from time to time.

        13.    Entire Agreement.    This note an the Loan Documents embody the entire agreement and understanding between Payee and Maker and other parties with respect to the loans to be evidenced by this note and supersede all prior conflicting or inconsistent agreements, consents and understandings relating to such subject matter. Maker acknowledges and agrees that there are no oral agreements between Maker and Payee which have not been incorporated in this note and the Loan Documents.

        14.    Renewal of Prior Note.    This note is executed in renewal of, and in substitution for that certain Revolving Promissory Note dated August 31, 2006 made by Maker payable to the order of Payee in the stated principal amount of $50,000,000 (the "Prior Note"). Accrued but unpaid interest on the Prior Note shall continue to accrue and shall be deemed to be interest owing on this note.

        EXECUTED on that date first above written.

MAKER:
CLEAN ENERGY FUELS CORP.
By: /s/ Andrew J. Littlefair Andrew J. Littlefair, President

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  EXHIBIT 10.28
REVOLVING PROMISSORY NOTE